Exhibit 99.1

VBI Vaccines Announces UK MHRA Marketing Authorisation for PreHevbri™, a 3-Antigen

Adult Hepatitis B Vaccine

-	PreHevbri™ is the only approved 3-antigen hepatitis B vaccine for adults in the United Kingdom
-	Approval follows the European Commission’s marketing authorisation, granted in April 2022

CAMBRIDGE, Mass. (June 1, 2022) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced that the UK Medicines and Healthcare Products Regulatory Agency (MHRA) has granted marketing authorisation for PreHevbri™ [Hepatitis B vaccine (recombinant, adsorbed)] for active immunisation against infection caused by all known subtypes of the hepatitis B virus (HBV) in adults. It can be expected that hepatitis D will also be prevented by immunisation with PreHevbri as hepatitis D (caused by the delta agent) does not occur in the absence of hepatitis B infection.

UK marketing authorisation follows the European Commission’s (EC) centralized marketing authorisation received in April 2022, and was conducted as part of the EC Decision Reliance Procedure (ECDRP). VBI expects to make PreHevbri available in the UK in early 2023.

“We are pleased to announce this latest regulatory approval of PreHevbri, our third in the span of six months, and another significant milestone in our efforts to broaden access to our differentiated 3-antigen vaccine,” said Jeff Baxter, VBI’s President and CEO. “Based upon the safety and immunogenicity profiles observed in the PROTECT and CONSTANT pivotal Phase 3 studies, data from which built the foundation of our FDA, EMA, and now UK MHRA approvals, we continue to believe PreHevbri will be a meaningful new intervention in the fight against hepatitis B.”

About Hepatitis B

Hepatitis B is one of the world’s most significant infectious disease threats with more than 290 million people infected globally. HBV infection is the leading cause of liver disease and, with current treatments, it is very difficult to cure, with many patients going on to develop liver cancers. An estimated 900,000 people die each year from complications of chronic HBV such as liver decompensation, cirrhosis, and hepatocellular carcinoma.

About PreHevbri™

VBI’s hepatitis B vaccine is the only 3-antigen hepatitis B vaccine, comprised of the three hepatitis B surface antigens of the hepatitis B virus – S, pre-S1, and pre-S2. It is approved for use in the European Union/European Economic Area, the United Kingdom, the United States, and Israel. The brand names for this vaccine are: PreHevbri™ (EU/EEA/UK), PreHevbrio™ (US), and Sci-B-Vac® (Israel).

Full European Summary of Product Characteristics for PreHevbri are available from the EMA website at www.ema.europa.eu and from the UK MHRA’s website at products.mhra.gov.uk.

Please visit www.PreHevbrio.com for U.S. Important Safety Information for PreHevbrio™ [Hepatitis B Vaccine (Recombinant)], or please see U.S. Full Prescribing Information.

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About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel. For more information, visit www.vbivaccines.com.

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 7, 2022, and filed with the Canadian security authorities at sedar.com on March 7, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com

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